Timber Corporation	NEWS RELEASE	Exhibit 99

210 EAST ELM STREET

EL DORADO, AR 71730

NYSE: DEL

FOR RELEASE	January 28, 2004	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
			Investor Relations	Public Relations
			(870) 881-6432	(870) 881-6407

Deltic Announces Fourth Quarter 2003 Results

EL DORADO, AR — Deltic Timber Corporation’s President and Chief Executive Officer, Ray C. Dillon, announced today that net income for the fourth quarter of 2003 totaled $4.7 million, $.40 a share, an improvement of $18.1 million when compared to a year ago. Financial results for 2002’s fourth quarter were a loss of $13.4 million, $1.18 a share loss after preferred dividends, which included a non-cash write-off of the Company’s investment in Del-Tin Fiber in the amount of $11.4 million, net of income taxes. Operating income for the current quarter was $9.6 million, an increase of $9.3 million when compared to the fourth quarter of 2002 and resulted from improvements in all operating segments. Net cash provided by operating activities was $18.5 million for the current period, an increase of $10.9 million when compared to a year ago. Financial results for the year of 2003 were net income of $8.7 million, $.73 a share, which compares to a loss of $13.6 million, $1.33 a share loss after preferred dividends, for the twelve months ended December 31, 2002. For 2003, net cash provided by operating activities was $45 million, an increase of $12.5 million when compared to the prior year.

Commenting on the results, Mr. Dillon stated, “I am pleased with the improvement in financial performance during the quarter, as all three of our operating segments reported significant increases in operating income from a year ago, and I am also pleased with the efforts of Deltic’s employees in striving to achieve these results. These strong fourth quarter results were the culmination of an outstanding year of 2003 — highlighted by sales of 72 acres of commercial real estate, 196 residential lots, and 4,100 acres of timberland. Since our spin-off, we have communicated to the investment community our belief that Deltic’s 58,000 acres of timberland holdings located just west of Little Rock, Arkansas, had a higher and better use than just as a timber-growing platform. During the quarter, our Woodlands segment sold a choice 275-acre tract from these holdings; thereby unlocking some of the growth in value realized by select tracts of our land holdings. In the fourth quarter, our Mills segment reported a slight profit for the first time since the second quarter of 2001, while providing about $1.3 million of cash flows. The improvement was attributable to a stronger lumber market combined with benefits from our continuing efforts to improve the manufacturing process at the Company’s mills. The Real Estate segment continues to contribute significantly to income, with 61 residential lots sold and commercial acreage sales of 19 acres, including a 17-acre site for a multi-family development. Demand for residential lots remains strong, and we are completing the development of 160 lots in three neighborhoods that will be offered for sale at the end of January. At Del-Tin Fiber, the joint venture achieved positive cash flow for the quarter, which was a major advance in our efforts to improve results for the facility.”

The Woodlands segment earned $9.6 million in the fourth quarter of 2003, an increase of 118 percent when compared to $4.4 million for the same period of 2002. The Company’s pine sawtimber harvest increased from 113,690 tons in the prior-year quarter to 167,674 tons in 2003’s fourth quarter. Average pine sawtimber price was $40 per ton for the current quarter versus $41 per ton a year ago. Sales of timberland during the fourth quarter of 2003 totaled 966 acres at a gain of $4.1 million, compared to sales of 1,460 acres of timberland at a $.6 million gain for the corresponding quarter of 2002.

Deltic’s Mills segment’s results were slightly positive for the fourth quarter of 2003, which compares to a loss of $3.3 million for the corresponding quarter of 2002. Finished lumber sales price increased 23 percent, or $61 per thousand board feet, to $331. Lumber sales volume was up 5.1 million board feet to 51.9 million in 2003’s fourth quarter.

The Company’s Real Estate segment earned $3.6 million in the current quarter, an increase of $2.7 million when compared to the fourth quarter of 2002. Results for 2003 included sales of 19 acres of commercial property averaging $146,600 per acre, while a .5-acre commercial outparcel sale for $218,200 per acre was recorded during the prior year’s fourth quarter. Residential lot sales increased slightly, from 59 lots to 61, while the average lot price increased 32 percent to $87,600, $21,800 per lot more than in 2002.

Corporate operating expense was $3.4 million for 2003’s fourth quarter, which compares to $1.4 million for the corresponding period of 2002. The increase was a result of higher general and administrative expenses due primarily to a nonrecurring, non-cash charge related to the Company’s retirement plans and increased costs related to Deltic’s incentive plans.

Deltic’s equity in Del-Tin Fiber for the fourth quarter of 2003 was a loss of $.7 million, which was the amount of cash advanced to the facility in excess of sinking fund payments. For the same period of 2002, the Company’s equity was a loss of $21.1 million, which included the write-off of Deltic’s investment totaling $18.7 million in addition to Deltic’s share of the plant’s operating losses of $2.4 million. Interest expense increased $.7 million to $1.8 million due primarily to the increase in long-term debt as a result of retiring the $30 million preferred stock issue. Income tax expense was $2.6 million for the fourth quarter of 2003. For the same period of 2002, an income tax benefit of $8.3 million was recorded, including $7.3 million for deferred tax benefits relating to the Del-Tin write-off.

Capital expenditures were $6.4 million for 2003’s fourth quarter and $27.2 million for the year of 2003. For the corresponding periods of 2002, capital expenditures totaled $8.4 million and $24.2 million, respectively.

For the year of 2003, pine sawtimber harvest levels were 614,477 tons, a 14 percent decrease when compared to 713,779 for 2002. Average pine sawtimber price was $40 per ton, down from $41 for the prior year. Timberland sales totaled 4,130 acres at an average price of $2,000 per acre in 2003 compared to 3,418 acres for $1,000 per acre for the year of 2002. Sales of finished lumber were up ten percent, from 199.5 million board feet in 2002 to 220.3 million in 2003. Finished lumber sales price increased $12 per thousand board feet to $310 for 2003. Residential lot sales for the current year totaled 196 lots at an average price of $77,600 per lot versus 2002’s sales of 141 lots for $68,200. During 2003, approximately 72 acres of commercial property were sold for $175,000 per acre, while a .5-acre parcel was sold for $218,200 per acre in 2002.

Regarding the outlook for the first quarter and year of 2004, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 120,000 to 130,000 tons and 550,000 to 575,000 tons, respectively. Sales of timberland identified to be non-strategic or to have a higher and better use are anticipated to be 4,000 to 5,000 acres for the year. Finished lumber production and sales volumes are estimated at 50 to 55 million board feet for the first quarter and 210 to 225 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 35 to 45 lots and 200 to 240 lots for the first quarter and year of 2004, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, January 29, 2004, at 2:00 p.m. Central Time to discuss fourth quarter 2003 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be assessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, February 5, by dialing 1-800-428-6051 and referencing replay passcode identification number 325232.

Summary financial data and operating statistics for the fourth quarter and year of 2003 with comparisons to 2002 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2003		Three Months Ended December 31, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$12.7	9.6	6.8	4.4
Mills	19.8	—	15.3	(3.3)
Real Estate	9.9	3.6	5.5	.9
Corporate	—	(3.4)	—	(1.4)
Eliminations	(5.6)	(.2)	(3.9)	(.3)

Total net sales/operating income	$36.8	9.6	23.7	.3

	Twelve Months Ended December 31, 2003		Twelve Months Ended December 31, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$38.2	24.8	37.0	22.5
Mills	79.1	(4.9)	70.4	(6.4)
Real Estate	33.8	13.1	15.3	2.0
Corporate	—	(8.4)	—	(6.8)
Eliminations	(16.2)	—	(18.2)	(.6)

Total net sales/operating income	$134.9	24.6	104.5	10.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$36,796	23,746	134,915	104,512

Costs and expenses
Cost of sales	20,259	19,052	87,596	70,979
Depreciation, amortization, and cost of fee timber harvested	3,220	2,812	13,345	15,224
General and administrative expenses	3,648	1,615	9,334	7,612

	27,127	23,479	110,275	93,815

Operating income	9,669	267	24,640	10,697

Equity in Del-Tin Fiber	(739)	(21,064)	(4,729)	(28,217)
Interest income	126	104	476	284
Interest and other debt expense	(1,716)	(1,202)	(6,861)	(4,558)
Other income/(expense)	(1)	91	161	433

Income/(loss) before income taxes	7,339	(21,804)	13,687	(21,361)

Income taxes	(2,601)	8,346	(4,984)	7,722

Net income/(loss)	$4,738	(13,458)	8,703	(13,639)

Earnings per common share
Basic	$.40	(1.18)	.73	(1.33)
Assuming dilution	.39	(1.18)	.73	(1.33)

Dividends per common share	$.0625	.0625	.2500	.2500

Average common shares outstanding (thousands)	11,968	11,916	11,924	11,919

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Dec. 31, 2003	Dec. 31, 2002
Working capital	$5,739	2,125
Total assets	314,310	310,546
Long-term debt	115,056	116,120
Stockholders’ equity	170,358	162,962

OTHER DATA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Capital expenditures – thousands of dollars
Woodlands	$595	1,728	12,408	5,175
Mills	906	1,160	3,405	3,571
Real Estate	4,872	5,489	11,198	15,378
Corporate	22	44	211	113

Total	$6,395	8,421	27,222	24,237

Net cash provided by operating activities – thousands of dollars	$18,452	7,530	44,992	32,452

Woodlands
Pine sawtimber harvested from fee lands – tons	167,674	113,690	614,477	713,779
Pine sawtimber price – per ton	$40	41	40	41
Timberland sales – acres	966.08	1,460.47	4,130.46	3,417.54
Timberland sales price – per acre	$4,700	700	2,000	1,000

Mills
Finished lumber sales – thousands of board feet	51,920	46,857	220,328	199,463
Finished lumber price – per thousand board feet	$331	270	310	298

Real Estate
Residential
Lots sold	61	59	196	141
Average price per lot sold	$87,600	65,800	77,600	68,200

Commercial
Acres sold	19.17	.53	71.79	.53
Average price per acre sold	$146,600	218,200	175,000	218,200